UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, DC 20549-1004



                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



         Date of Report (Date of earliest event reported) June 20, 2006



                           GENERAL MOTORS CORPORATION
                           --------------------------
             (Exact Name of Registrant as Specified in its Charter)



            STATE OF DELAWARE                  1-143           38-0572515
            -----------------                  -----           ----------
        (State or other jurisdiction of     (Commission     (I.R.S. Employer
        Incorporation or Organization)      File Number)   Identification No.)

      300 Renaissance Center, Detroit, Michigan                 48265-3000
      -----------------------------------------                 ----------
      (Address of Principal Executive Offices)                  (Zip Code)



      Registrant's telephone number, including area code (313) 556-5000
                                                         --------------








================================================================================

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

{ } Written communications pursuant to Rule 425 under the Securities Act (17 CFR
    230.425)

{ } Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17-CFR
    240.14a-12)

{ } Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))

{ } Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.  OTHER EVENTS

On Tuesday, June 20, 2006, General Motors Corporation (GM) issued the following press release:

General Motors Announces Plans to Amend its Credit Facility

NEW YORK - General Motors Corp. (NYSE: GM) today announced its plan to amend and extend its existing $5.6 billion unsecured revolving credit facility. Under the proposed terms, all existing lenders will receive a 20 percent reduction in their commitments, and have the opportunity to extend to 2011 in return for collateral, pricing and other structural enhancements.

The amendment to the credit facility must be approved by lenders with greater than 50 percent of the loan commitment under the existing facility. GM has received formal indications that the majority of its lending bank syndicate agreed to amend and extend. Lenders that do not consent will maintain their commitment in the unsecured facility through 2008 and will not receive collateral, pricing or other structural enhancements.

The proposed amendment will remove any existing uncertainty as to whether the bank syndicate will be required to honor a borrowing request.

"GM values its long-standing relationships with its banks and believes that these proposed changes to the facility will be beneficial for all parties," said Walter Borst, GM treasurer. "The amended facility will further strengthen GM's strong liquidity profile and will reposition this source of capital from a standby facility to one that will be drawn on from time to time to fund working capital and other needs."

Under the amended facility, borrowings from the extending lenders will be limited to an amount based on the value of the underlying collateral. Collateral will consist of certain North American accounts receivable and inventory of General Motors Corp., Saturn Corp. and GM of Canada Ltd.; certain plants, property and equipment of GM of Canada Ltd.; and a pledge of 65 percent of the stock of the holding company for GM's indirect subsidiary GM de Mexico. All-in cost of borrowings from extending lenders will likely be in a range of LIBOR (London InterBank Offered Rate) plus 200-225 basis points, depending on final rating agency ratings. In addition, extending lenders will receive a consent fee of 40 basis points.

GM anticipates that the amendment and extension of the existing credit facility will be completed by the end of July. Completing the transaction, however, is subject to final documentation and other conditions, so that there can be no assurance as to the successful completion or the timing of the transaction.

General Motors Corp the world's largest automaker, has been the global industry sales leader for 75 years. Founded in 1908, GM today employs about 327,000 people around the world. With global headquarters in placeplaceDetroit, GM manufactures its cars and trucks in 33 countries. In 2005, more than 9 million GM cars and trucks were sold globally under the following brands: Buick, Cadillac, Chevrolet, GMC, GM Daewoo, Holden, HUMMER, Opel, Pontiac, Saab, Saturn and Vauxhall. GM operates one of the world's leading finance companies, GMAC Financial Services, which offers automotive, residential and commercial financing and insurance. More information on GM can be found at www.gm.com.

Forward-Looking Statements
In this press release and in related comments by General Motors management, the use of the words "anticipate," "intend," "seek," "may," "would," "could," "should," "believe," or the negative of any of those words or similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. We believe these judgments are reasonable, but they are not guarantees of any events or financial results, and GM's actual results may differ materially due to a variety of important factors. Among other items, these factors include: GM's ability to obtain the consent of the percentage of lenders required to amend and extend the existing credit facility on the proposed terms and within the timeframe anticipated by management; the rate of interest payable on any amounts borrowed under the amended credit facility, based upon final rating agency actions; GM's ability to comply with the representations, warranties and covenants contained in the amended credit facility; the final results of investigations by the SEC; costs and risks associated with litigation; changes in our accounting assumptions that may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; and changes in the existing, or the adoption of new, laws, regulations, policies or other activities of governments, agencies and similar organizations. These factors may be revised or supplemented in future reports by GM to the SEC on Form 10-K, 10-Q or 8-K.

We caution investors not to place undue reliance on forward-looking statements by GM. Except where expressly required by law, GM undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other such factors that affect the subject of these statements.



                                      # # #



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          GENERAL MOTORS CORPORATION
                                          --------------------------
                                          (Registrant)


Date:  June 20, 2006                 By:  /s/PAUL W. SCHMIDT
                                     ---  ------------------
                                          (Paul W. Schmidt, Controller)